Exhibit 99.1
iPass Completes Acquisition of GoRemote
REDWOOD SHORES, Calif., – February 15, 2006 – iPass Inc. (NASDAQ: IPAS) today announced it has completed the acquisition of GoRemote Internet Communications, Inc., a leading provider of secure managed virtual business network services. The acquisition agreement between iPass and GoRemote was initially announced on December 12, 2005.
With the close of this transaction, iPass will make GoRemote’s managed broadband services for home office, branch office and retail available through its sales team, further expanding the iPass product portfolio and opening up new markets for the company. This combination will extend iPass’ reach across all major segments of the global enterprise market for secure Internet connections for traveling and remote employees.
“By completing this acquisition, we begin the integration of GoRemote into iPass, and can now offer a comprehensive suite of broadband services and address a broader set of customer opportunities,” said Ken Denman, Chairman and CEO of iPass. “As the shift from private networks to the Internet continues, this acquisition will enable iPass to extend its broadband services for the enterprise and penetrate new market segments such as branch office and retail locations .”
About iPass
iPass provides trusted connectivity services that help enterprises maximize their return on investment in workforce mobility. With flexible iPass connectivity, security and endpoint management services, customers can build and manage their own broadband remote access solutions for mobile workers, branch offices and home offices. The iPass virtual network spans 160 countries and includes both the world’s largest Wi-Fi footprint and the most complete fixed broadband coverage in North America. For more information visit www.ipass.com.